UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Forgent Networks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with its discussions with a proxy advisory service regarding its 2009 Proxy Statement, Asure Software, Inc., is providing the following additional information regarding the past consulting engagement with one of its independent directors. This information supplements the information contained in the Director Compensation Table section of its Proxy Statement for the 2009 Annual Meeting of Stockholders.

In 2007 Lou Mazzucchelli, an independent director of Asure Software since 2002, received a one-time consulting fee in connection with analysis and due diligence on the Company’s 2007 acquisition of iEmployee . The Company paid Mr. Mazzucchelli $39,140 in Fiscal Year 2007 and $34,667 in Fiscal 2008 for these consulting services, and these payments were disclosed in the appropriate Annual Meeting of Stockholders Proxy Statement. The Board has no current intention of engaging Mr. Mazzucchelli for any future consulting services. To allay any concerns, as raised by a leading proxy advisory firm, the board is formalizing its intentions not to engage Mr. Mazzucchelli for any future consulting services.

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on July 17, 2009, in connection with Company’s Annual Meeting of Stockholders to be held on August 28, 2009.    Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.    The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Annual Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov and through the Company’s website at www.asuresoftware.com.